As filed with the Securities and Exchange Commission on May 20, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ORION GROUP HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware26-0097459

(State or other jurisdiction of(I.R.S. Employer

incorporation or organization)Identification No.)

2940 Riverby Road, Suite 40077020

Houston, Texas (Zip Code)

(Address of Principal Executive Offices)

Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan

(Full title of the plan)

E. Chipman Earle

Executive Vice President, General Counsel, Chief Administrative Officer, Chief Compliance Officer and Corporate Secretary

Orion Group Holdings, Inc.
2940 Riverby Road, Suite 400

Houston, Texas 77020
(Name and address of agent for service)

(713) 852-6500

(Telephone number, including area code, of agent for service)

Copy to:

Kelly C. Simoneaux

Clint H. Smith

Jones Walker LLP

201 St. Charles Avenue, Suite 5100

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐Accelerated filer☒

Non-accelerated filer☐Smaller reporting company☐

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

_________________

*Orion Group Holdings, Inc. (the “Company” or the “Registrant”) will send or give to all participants in the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan, as amended (the “2022 Plan”) the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

(a)  The Company’s latest Annual Report on Form 10-K for the year ended December 31, 2025, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on March 4, 2026;

(b) The Company’s Current Reports on Form 8-K and amendments thereto filed on February 4, 2026, March 17, 2026 (as amended by the Company’s Form 8-K/A filed on March 19, 2026), and May 20, 2026 (not including any information furnished under Items 2.02, 7.01, or 9.01 of any such Form 8-K);

(c) The Company’s Proxy Statement on Schedule 14A filed with the Commission on April 1, 2026;

(d) The Company’s latest Quarterly Report on Form 10-Q for quarter ended March 31, 2026, filed with the Commission on April 29, 2026;

(e) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a); and

(f)  The description of the Company’s Common Stock included in its Registration Statement on Form 8-A filed with the Commission on May 13, 2009 under the Exchange Act, as updated by Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Commission on February 28, 2020, including any amendment thereto or report filed for the purpose of updating such description.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant Commission filing, we are not incorporating by reference any documents, portions of documents or information deemed to have been furnished and not filed in accordance with Commission rules. Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

As a corporation incorporated under Delaware law, the Company’s indemnification of its directors and officers is governed by the Delaware General Corporation Law (the “DGCL”). As discussed in greater detail below, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate”) and Amended and Restated Bylaws (the “Bylaws”) provide indemnification to its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL allows a corporation to eliminate the personal liability of a director or officer to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except for liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the DGCL, or (d) a director or officer for any transaction from which the director or officer derived an improper personal benefit, or (e) any officer in any action by or in the right of the corporation. Article 10 and Article 15 of the Certificate contain such provisions, and provides that if the DGCL is amended to authorize the further elimination or limitation of a director’s or officer’s liability, then the liability of our directors and officers will automatically be limited to the fullest extent provided by law.

In addition, Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Under Article 11 of the Certificate and Article 7 of the Bylaws, the Company must indemnify its directors and officers to the fullest extent permitted by the DGCL and, subject to very limited exceptions, must also advance expenses, as incurred, to its directors and officers in connection with any action, suit, or proceeding, to the fullest extent permitted by Delaware law, provided that the party seeking indemnification acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and had no reasonable cause to believe his or her conduct was unlawful. In addition, the Bylaws permit the Company to indemnify employees and others and advance expenses to them in connection with any action, suit, or proceeding, in the manner and to the same extent as required for directors or officers.

In the case of an action or suit by or in the right of the Company to procure a judgment in its favor, Section 145(b) of the DGCL and Article 7.2 of the Bylaws provide that no indemnification shall be made in respect of any claim, issue or matter as to which such party shall have been adjudged to be liable to the Company unless and only to the extent that an appropriate court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such party is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper.

In addition, the Company has entered into individual indemnification agreements with each of its directors and certain officers to provide them with the procedural and substantive rights to indemnification currently set forth in the Certificate and Bylaws. The right to indemnification (and related advancement of expenses) provided by these agreements applies to all covered claims, whether such claims arose before or after the effective date of the contract, other than liabilities arising from actions or omissions (a) regarding enforcement of the indemnification agreement, if not taken in good faith; (b) relating to the purchase and sale by the director or officer of securities in violation of Section 16(b) of the Exchange Act; (c) subject to certain exceptions, in the event of claims initiated or brought voluntarily by the director or officer (rather than by way of defense, counterclaim or cross claim); or (d) for which applicable law prohibits indemnification.

The Company also maintains an insurance policy covering the liability of its directors and officers for actions taken in their official capacity. Under this policy, directors and officers are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result thereof, which may be brought against them by reason of their being or having been directors and officers.

The foregoing contains only a general summary of certain aspects of Delaware law and the Certificate and Bylaws dealing with indemnification of directors and officers as well as the form of indemnification agreement entered into between the Company and its directors and certain officers, and does not purport to be complete. It is qualified in its entirety by reference to the relevant provisions of the DGCL, the Certificate, the Bylaws, and the form of indemnification agreement, the last three of which are on file with the Commission.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

4.1

Amended and Restated Certificate of Incorporation of Orion Group Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, filed with the Securities and Exchange Commission on August 5, 2016 (File No. 001-33891)).

4.2

Certificate of Amendment of Amended and Restated Certificate of Incorporation of Orion Group Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 20, 2026 (File No. 001-33891)).

4.3

Amended and Restated Bylaws of Orion Group Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 25, 2025 (File No. 001-33891)).

4.4

Description of Registered Securities of Orion Group Holdings, Inc. (Incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed with the Securities Exchange Commission on February 28, 2020 (File No. 001-338911)).

5.1*	Opinion of Jones Walker LLP.
23.1*	Consent of KPMG LLP.
23.2*	Consent of Jones Walker LLP (included in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).
99.1

Amendment No. 2 to Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan (Incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2026 (File No. 001-338911)).

107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 20, 2026.

ORION GROUP HOLDINGS, INC.
By:	/s/ Travis J. Boone
Travis J. Boone
President, Chief Executive Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below hereby appoints Travis J. Boone and E. Chipman Earle, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person's behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, and exhibits to this Registration Statement on Form S-8, and to sign any and all additional registration statements under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2026.

Signature	Title
/s/ Travis J. Boone Travis J. Boone	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Alison G. Vasquez Alison G. Vasquez	Executive Vice President and Chief Financial Officer and Treasurer (Principal Financial Officer)
/s/ Austin J. Shanfelter Austin J. Shanfelter	Chairman of the Board
/s/ Michael J. Caliel Michael J. Caliel	Director
/s/ Robert S. Ledford Robert S. Ledford	Director
/s/ Quentin P. Smith, Jr. Quentin P. Smith, Jr.	Director
/s/ Mary E. Sullivan Mary E. Sullivan	Director